Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cardica, Inc. for the registration of 12,213,128 shares of its common stock and to the incorporation by reference therein of our report dated September 18, 2009, with respect to the financial statements of Cardica, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
October 28, 2009